Exhibit 99.2
TWIN RIVER ACQUIRES TROPICANA EVANSVILLE CASINO
Purchase Consistent with Core Strategy for Value Creation
Transaction Represents Entry into 10th State
Expands Twin River’s Physical and Interactive Footprint into Attractive Indiana Gaming Market
PROVIDENCE, R.I., October 27, 2020 -- Twin River Worldwide Holdings, Inc. (NYSE: TRWH) today announced that it has entered into an agreement to acquire the Tropicana Evansville casino operations from Caesars Entertainment, Inc. (NASDAQ: CZR) for $140 million. As a result of the transaction structure, Twin River will make the acquisition without any cash outlay.
As part of the acquisition, Gaming and Leisure Properties, Inc. (“GLPI”), a publicly traded gaming-focused real estate investment trust (“REIT”), will acquire the Evansville casino real estate for $340 million and lease it back to Twin River for $28 million/year in rent, subject to escalation. As a result, Twin River will acquire the Evansville facility, which had $32 million in 2019 EBITDA (after $28 million pro forma for the lease), at a multiple of 4.4x 2019 rent-adjusted EBITDA. As part of the transaction, GLPI will acquire the real estate at Twin River’s Dover, Delaware facility for $144 million and lease it back to Twin River for $12 million/year in rent, subject to escalation.
Twin River will also acquire unencumbered rights to the sports betting and iGaming skins associated with the Evansville operations to access the growing Indiana market as part of the transaction.
“This transaction is consistent with our core strategy of acquiring strategic gaming assets at attractive valuations and, importantly, represents the Company’s entry into a 10th state. It also provides us with access to an attractive Indiana gaming market, in which we will look to significantly advance our mobile and online sports betting and iGaming initiatives,” said George Papanier, President and Chief Executive Officer. “We believe this property is a great fit for our portfolio. We are acquiring the operations at a value accretive multiple, while also enhancing our interactive offerings.”
The total consideration for the transaction represents an implied proforma purchase multiple of 4.4x earnings before interest, taxes, depreciation and amortization (“Evansville’s 2019 EBITDA”) for the period ended December 31, 2019, after accounting for the $28 million in expected annual rent payments to GLPI with respect to the Evansville property. The multiple excludes the impact of any potential cost synergies or possible revenue enhancement opportunities from operational improvements. Based on Evansville’s 2019 EBITDA, the acquisition is expected to be immediately accretive to Twin River’s earnings and EBITDA.
Tropicana Evansville has 79,000 square feet of enclosed space, including 45,000 square feet of casino floor, four dining venues, a race and sportsbook and back of house space. The complex also includes 11,000 square feet of convention space adjacent to the casino, and a Riverfront Event Center located across the street, which includes 10,000 square feet of convention space overlooking the Ohio River.
After acquisition of this property and taking into consideration four additional properties currently under contract, Twin River will operate 15 properties in ten states.
The transaction is expected to close in mid-2021, subject to receipt of required regulatory approvals and other customary closing conditions.
Advisors
Jones Day and Citizens Capital Markets, Inc. represented Twin River on this transaction.
About Twin River
Twin River Worldwide Holdings, Inc. currently owns and operates nine casinos across five states, a horse racetrack, and 13 authorized OTB licenses in Colorado. With over 3,600 employees, Twin River’s operations include 10,359 slot machines or VLTs, 300 game tables and 1,290 hotel rooms. Properties include Twin River Casino Hotel (Lincoln, RI), Tiverton Casino Hotel (Tiverton, RI), Hard Rock Hotel & Casino (Biloxi, MS), Casino Vicksburg (formerly Lady Luck Casino Vicksburg in Vicksburg, MS), Dover Downs Hotel & Casino (Dover, DE), Casino KC (Kansas City, MO), Golden Gates Casino (Black Hawk, CO), Golden Gulch Casino (Black Hawk, CO), Mardi Gras Casino (Black Hawk, CO), and Arapahoe Park racetrack (Aurora, CO). Its shares trade on the New York Stock Exchange under the ticker symbol “TRWH.”
Forward-Looking Statements
This communication contains "forward-looking" statements as that term is defined in the federal securities laws. All statements, other than historical facts, including future financial and operating results and Twin River’s plans, objectives, expectations and intentions, legal, economic and regulatory conditions are forward-looking statements.
Forward-looking statements are sometimes identified by words like "may," "will," "should," "potential," "intend," "expect," "endeavor," "seek," "anticipate," "estimate," "overestimate," "underestimate," "believe," "could," "project," "predict," "continue," "target" or other similar words or expressions. Forward-looking statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved. Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, (1) that one or more closing conditions to proposed transactions, including regulatory approvals, may not be satisfied or waived, on a timely basis or otherwise, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the proposed transactions or may require conditions, limitations or restrictions in connection with such approvals; (2) the risk that the proposed transactions may not be completed on the terms or in the time frame expected, or at all; (3) unexpected costs, charges or expenses resulting from the proposed transactions; (4) the occurrence of any event that could give rise to the termination of the proposed transactions, including under circumstances that require Twin River to pay a reverse termination fee; (5) risks related to acquisitions and the integration of the businesses and assets acquired; (6) the financial performance of the acquired businesses; (7) potential adverse reactions or changes to business or employee relationships, including those resulting from the completion of the proposed transactions; (8) the possibility that the anticipated operating results and other benefits of the proposed transactions are not realized when expected or at all; (9) local risks including proximate competition, potential competition, legislative risks and local relationships; (10) uncertainty surrounding the ongoing COVID-19 outbreak; and (11) other risk factors as detailed under Part I. Item 1A. “Risk Factors” of Twin River’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 as filed with the Securities and Exchange Commission (“SEC”) on March 13, 2020 and Twin River’s subsequent Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020 as filed with the “SEC” on May 14, 2020 and August 13, 2020, respectively. The foregoing list of important factors is not exclusive. Any forward-looking statements speak only as of the date of this communication. Twin River does not undertake any obligation to update any forward-looking statements, whether as a result of new information or development, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on any of these forward-looking statements.
Investor Contact
Steve Capp
Executive Vice President and Chief Financial Officer
401-475-8564
InvestorRelations@twinriver.com

Media Contact

Liz Cohen
Kekst CNC
212-521-4845
Liz.Cohen@kekstcnc.com